Exhibit 99.1

MFA

FINANCIAL, INC.

350 Park Avenue
New York, New York 10022

PRESS RELEASE	FOR IMMEDIATE RELEASE

November 4, 2015	NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6433
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson, Andrew Johnson
212-371-5999

MFA Financial, Inc.

Announces Third Quarter 2015 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced financial results for the third quarter ended September 30, 2015.

Third Quarter 2015 and other highlights:

•                  Generated third quarter net income available to common shareholders of $75.8 million, or $0.20 per common share (based on 372.2 million weighted average common shares outstanding).  As of September 30, 2015, book value per common share was $7.70.

•                  On October 30, 2015, MFA paid its third quarter 2015 dividend of $0.20 per share of common stock to shareholders of record as of September 29, 2015.

•                  MFA substantially grew its credit sensitive loan portfolio by $348 million to $777 million in response to access to a range of attractive investment opportunities.

William Gorin, MFA’s CEO, said, “In the third quarter, we continued to identify and acquire credit sensitive residential mortgage assets that generate earnings without increasing MFA’s overall interest rate exposure.  We significantly increased our acquisitions of re-performing and non-performing whole loans, bringing our holdings of credit sensitive residential whole loans to $777.4 million.  In addition, we sold $23.5 million of Non-Agency MBS issued prior to 2008 (“Legacy Non-Agency MBS”), realizing a gain of $11.2 million.  This is the thirteenth consecutive quarter we have realized gains through selected sales of Legacy Non-Agency MBS based on our projections of future cash flows relative to market pricing.  We did not acquire any Agency MBS in this quarter.

“MFA remains positioned for a period when Federal Reserve monetary policy may become more variable based on measures of the labor markets, indicators of inflation, international developments and other incoming data.  Through asset selection and hedging strategy, the estimated effective duration, a gauge of MFA’s interest rate sensitivity, remains below 1.0 and measured 0.58 at quarter-end. Leverage, which reflects the ratio of our financing obligations to equity, was 3.3:1 at quarter-end.”

Craig Knutson, MFA’s President and COO, added, “MFA’s portfolio asset selection process continues to emphasize residential mortgage credit exposure while seeking to minimize sensitivity to interest rates.  Our Legacy Non-Agency portfolio has benefited from improved housing fundamentals as LTVs decrease and delinquencies decline, thus lowering our expectations of future defaults and reducing expected future losses.  Our RPL/NPL MBS portfolio has credit protection through deal structure and subordination, while the short term nature of the cash flows minimizes its sensitivity to interest rate changes.  And our credit sensitive residential whole loans offer additional exposure to residential mortgage credit while offering us the opportunity to improve outcomes through sensible and effective servicing decisions.”

MFA’s Legacy Non-Agency MBS had a face amount of $4.543 billion with an amortized cost of $3.395 billion and a net purchase discount of $1.148 billion at September 30, 2015.  This discount consists of an $815.4 million credit reserve and other-than-temporary impairments and a $333.1 million net accretable discount.  We believe this credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows.  Our Legacy Non-Agency MBS loss adjusted yield of 7.60% for the third quarter is based on projected defaults equal to 22% of underlying loan balances.  On average, these loans are approximately nine years seasoned and approximately 14% are currently 60 or more days delinquent.

The Agency MBS portfolio had an average amortized cost basis of 103.8% of par as of September 30, 2015, and generated a 1.84% yield in the third quarter.  The Legacy Non-Agency MBS portfolio had an average amortized cost of 74.7% of par as of September 30, 2015, and generated a loss-adjusted yield of 7.60% in the third quarter.  At the end of the third quarter, MFA held approximately $2.487 billion of the senior most tranches of RPL/NPL MBS.  These securities had an amortized cost of 99.9% of par and generated a 3.74% yield for the quarter.

In addition, at September 30, 2015, our investments in credit sensitive residential whole loans totaled $777.4 million.  Of this amount, $245.9 million is recorded at carrying value, or 84% of the interest-bearing unpaid principal balance and generated a loss-adjusted yield of 6.52% (5.87% net of servicing costs) during the quarter and $531.5 million is recorded at fair value in our consolidated balance sheet.  On this portion of the portfolio we recorded gains for the quarter of approximately $5.0 million, primarily reflecting coupon interest payments received and changes in the fair value of the underlying loans during the quarter.

For the three months ended September 30, 2015, MFA’s costs for compensation and benefits and other general and administrative expenses were $10.0 million or an annualized 1.31% of stockholders’ equity as of September 30, 2015.

The following table presents the weighted average prepayment speed on MFA’s MBS portfolio.

Table 1

	Third Quarter 2015 Average CPR	Second Quarter 2015 Average CPR
Agency MBS	15.4%	14.8%
Legacy Non-Agency MBS	16.3%	14.8%
RPL/NPL MBS (1)	29.5%	28.6%

(1)   All principal payments are considered to be prepayments for CPR purposes. Excludes RPL/NPL MBS that have not had a principal payment.

As of September 30, 2015, under its swap agreements, MFA had a weighted average fixed-pay rate of interest of 1.82% and a floating receive rate of 0.20% on notional balances totaling $3.050 billion, with an average maturity of 48 months.

The following table presents MFA’s asset allocation as of September 30, 2015 and the third quarter 2015 yield on average interest earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION

At September 30, 2015	Agency MBS	Legacy Non-Agency MBS	RPL/NPL MBS	Residential Whole Loans, at Carrying Value	Residential Whole Loans, at Fair Value	Other, net (1)	Total
($ in Thousands)
Fair Value/ Carrying Value	$5,020,477	$4,036,997	$2,487,225	$245,894	$531,537	$447,923	$12,770,053
Less Payable for Unsettled Purchases	—	—	—	—	—	(4,765)	(4,765)
Less Repurchase Agreements	(4,151,976)	(2,568,494)	(1,970,246)	(46,134)	(381,418)	(92,566)	(9,210,834)
Less FHLB advances	(265,000)	—	—	—	—	—	(265,000)
Less Securitized Debt	—	(32,217)	—	—	—	—	(32,217)
Less Senior Notes	—	—	—	—	—	(100,000)	(100,000)
Equity Allocated	$603,501	$1,436,286	$516,979	$199,760	$150,119	$250,592	$3,157,237
Less Swaps at Market Value	—	—	—	—	—	(105,455)	(105,455)
Net Equity Allocated	$603,501	$1,436,286	$516,979	$199,760	$150,119	$145,137	$3,051,782
Debt/Net Equity Ratio (2)	7.32	x	1.81	x	3.81	x	0.23	x	2.54	x	—	3.32	x

For the Quarter Ended September 30, 2015
Yield on Average Interest Earning Assets (3)	1.84%	7.60%	3.74%	6.52%	N/A	—%	4.05%
Less Average Cost of Funds (4)	(1.13)	(2.76)	(1.73)	(2.48)	(2.77)	—	(1.81)
Net Interest Rate Spread	0.71%	4.84%	2.01%	4.04%	N/A	—%	2.24%

(1)    Includes cash and cash equivalents and restricted cash of $284.2 million, securities obtained and pledged as collateral, $150.0 million of CRT securities, interest receivable, goodwill, prepaid and other assets, obligation to return securities obtained as collateral, interest payable, dividends payable and accrued expenses and other liabilities.

(2)    Represents the sum of borrowings under repurchase agreements, FHLB advances, payable for unsettled MBS purchases and securitized debt as a multiple of net equity allocated.  The numerator of our Total Debt/Net Equity ratio also includes the obligation to return securities obtained as collateral of $509.6 million, Senior Notes and repurchase agreements financing CRT security purchases.

(3)    Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset.  At September 30, 2015 the amortized cost of our interest earning assets were as follows: Agency MBS  — $4,954,756; Legacy Non-Agency MBS - $3,394,723; RPL/NPL MBS - $2,490,015; and Residential Whole Loans at carrying value - $245,894. In addition, the yield for residential whole loans at carrying value was 5.87% net of 65 basis points of servicing fee expense incurred during the quarter.  For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.  Interest payments received on residential whole loans at fair value is reported in Other Income as Net gain on residential whole loans held at fair value in our statement of operations.  Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.

(4)    Average cost of funds includes interest on repurchase agreements and other advances, the cost of swaps, Senior Notes and securitized debt. Agency cost of funds includes 74 basis points and Legacy Non-Agency cost of funds includes 66 basis points associated with Swaps to hedge interest rate sensitivity on these assets.

At September 30, 2015, MFA’s $9.056 billion of Agency and Legacy Non-Agency MBS, were backed by Hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including average months to reset and three-month average CPR, is presented below:

Table 3

	Agency MBS			Legacy Non-Agency MBS (1)			Total (1)
($ in Thousands) Time to Reset	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)
< 2 years (5)	$2,036,783	7	16.3%	$2,751,368	6	15.1%	$4,788,151	7	15.5%
2-5 years	870,721	39	21.3	4,854	24	53.0	875,575	39	21.5
> 5 years	231,375	78	14.6	—	—	—	231,375	78	14.6
ARM-MBS Total	$3,138,879	21	17.6%	$2,756,222	6	15.2%	$5,895,101	14	16.3%
15-year fixed (6)	$1,880,486		11.7%	$8,630		19.9%	$1,889,116		11.7%
30-year fixed (6)	—		—	1,267,192		18.7	1,267,192		18.7
40-year fixed (6)	—		—	4,953		20.5	4,953		20.5
Fixed-Rate Total	$1,880,486		11.7%	$1,280,775		18.7%	$3,161,261		14.8%
MBS Total	$5,019,365		15.4%	$4,036,997		16.3%	$9,056,362		15.8%

(1)    Excludes $2.487 billion of RPL/NPL MBS. Refer to Table 4 for further information.

(2)    Does not include principal payments receivable of $1.1 million.

(3)    MTR or Months to Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps.  The MTR does not reflect scheduled amortization or prepayments.

(4)    3 month average CPR weighted by positions as of beginning of each month in the quarter.

(5)    Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

(6)    Information presented based on data available at time of loan origination.

Table 4

The following table presents certain information about our RPL/NPL MBS portfolio at September 30, 2015:

($ in Thousands)	Fair Value	Net Coupon	Months to Step-Up (1)	Current Credit Support (2)	Original Credit Support	3 Month Average Bond CPR (3)
Re-Performing MBS	$535,180	3.70%	21	46%	40%	32.9%
Non-Performing MBS	1,952,045	3.63	26	50	49	28.5
Total RPL/NPL MBS	$2,487,225	3.64%	25	49%	47%	29.5%

(1)   Months to step-up is the weighted average number of months remaining before the coupon interest rate increases pursuant to the first coupon reset.  We anticipate that the securities will be redeemed prior to the step-up date.

(2)   Credit Support for a particular security is expressed as a percentage of all outstanding mortgage loan collateral.  A particular security will not be subject to principal loss as long as credit enhancement is greater than zero.

(3)   All principal payments are considered to be prepayments for CPR purposes.  Excludes RPL/NPL MBS that have not had a principal payment.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Wednesday, November 4, 2015, at 11:00 a.m. (Eastern Time) to discuss its third quarter 2015 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page.  To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software.  Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowing; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by the Company to accrete the market discount on Non-Agency MBS and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS and Non-Agency MBS portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as the Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the Investment Company Act), including statements regarding the Concept Release issued by the SEC relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are in engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to successfully implement its strategy to grow its residential whole loan portfolio; expected returns on our investments in non-performing residential whole loans (NPLs), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)	September 30, 2015	December 31, 2014
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”) and credit risk transfer (“CRT”) securities:
Agency MBS, at fair value ($4,702,437 and $5,519,813 pledged as collateral, respectively)	$5,020,477	$5,904,207
Non-Agency MBS, at fair value ($4,873,424 and $2,377,343 pledged as collateral, respectively)	5,895,371	3,358,426
Non-Agency MBS transferred to consolidated variable interest entities (“VIEs”), at fair value	628,851	1,397,006
CRT securities, at fair value ($118,616 and $94,610 pledged as collateral, respectively)	149,968	102,983
Securities obtained and pledged as collateral, at fair value	509,620	512,105
Residential whole loans, at carrying value ($65,894 and $67,536 pledged as collateral, respectively)	245,894	207,923
Residential whole loans, at fair value ($525,798 and $143,072 pledged as collateral, respectively)	531,537	143,472
Cash and cash equivalents	174,160	182,437
Restricted cash	109,997	67,255
Interest receivable	30,115	32,581
Derivative instruments:
MBS linked transactions, net (“Linked Transactions”), at fair value	—	398,336
Interest rate swap agreements (“Swaps”), at fair value	18	3,136
Goodwill	7,189	7,189
Prepaid and other assets	81,206	37,688
Total Assets	$13,384,403	$12,354,744

Liabilities:
Repurchase agreements and other advances	$9,475,834	$8,267,388
Securitized debt	32,217	110,574
Obligation to return securities obtained as collateral, at fair value	509,620	512,105
8% Senior Notes due 2042 (“Senior Notes”)	100,000	100,000
Accrued interest payable	15,028	13,095
Swaps, at fair value	105,473	62,198
Dividends and dividend equivalents payable	74,560	74,529
Accrued expenses and other liabilities	19,889	11,583
Total Liabilities	$10,332,621	$9,151,472

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Common stock, $.01 par value; 886,950 shares authorized; 370,254 and 370,084 shares issued and outstanding, respectively	3,702	3,701
Additional paid-in capital, in excess of par	3,017,355	3,013,634
Accumulated deficit	(567,649)	(568,596)
Accumulated other comprehensive income	598,294	754,453
Total Stockholders’ Equity	$3,051,782	$3,203,272
Total Liabilities and Stockholders’ Equity	$13,384,403	$12,354,744

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands, Except Per Share Amounts)	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Interest Income:
Agency MBS	$23,618	$33,066	$81,030	$110,004
Non-Agency MBS	79,276	48,541	241,440	135,169
Non-Agency MBS transferred to consolidated VIEs	11,154	29,303	34,792	105,510
CRT securities	1,593	30	4,477	30
Residential whole loans held at carrying value	4,033	1,197	11,817	1,849
Cash and cash equivalent investments	32	20	88	63
Interest Income	$119,706	$112,157	$373,644	$352,625

Interest Expense:
Repurchase agreements and other advances	$41,331	$35,935	$122,736	$109,354
Securitized debt	363	1,415	1,731	5,471
Senior Notes	2,009	2,008	6,025	6,023
Interest Expense	$43,703	$39,358	$130,492	$120,848

Net Interest Income	$76,003	$72,799	$243,152	$231,777

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	$—	$—	$(525)	$—
Portion of loss reclassed from other comprehensive income	—	—	(180)	—
Net Impairment Losses Recognized in Earnings	$—	$—	$(705)	$—

Other Income, net:
Unrealized net gains and net interest income from Linked Transactions	$—	$2,559	$—	$9,586
Net gain on residential whole loans held at fair value	4,979	—	10,176	—
Gain on sales of MBS	11,196	13,880	25,248	25,303
Other, net	327	54	21	(306)
Other Income, net	$16,502	$16,493	$35,445	$34,583

Operating and Other Expense:
Compensation and benefits	$6,482	$5,970	$19,759	$18,378
Other general and administrative expense	3,538	3,831	11,673	11,461
Loan servicing and other related operating expenses	2,975	609	6,706	1,550
Excise tax and interest	—	—	—	1,175
Operating and Other Expense	$12,995	$10,410	$38,138	$32,564

Net Income	$79,510	$78,882	$239,754	$233,796
Less Preferred Stock Dividends	3,750	3,750	11,250	11,250
Net Income Available to Common Stock and Participating Securities	$75,760	$75,132	$228,504	$222,546

Earnings per Common Share - Basic and Diluted	$0.20	$0.20	$0.61	$0.60

Dividends Declared per Share of Common Stock	$0.20	$0.20	$0.60	$0.60